Exhibit 10.1

 August 1, 2006

VIA HAND DELIVERY

Mr. Jeffrey E. Horn

815 E. Birch Avenue

Whitefish Bay, WI 53217

RE:

Separation Agreement

Dear Jeff:

This will confirm our proposal concerning your resignation from employment with ARI Network Services, Inc. (“Company”) which is effective on August 1, 2006 (“Resignation Date”).  In connection with the resignation, the Company offers you the following:

(1)

Unconditional Assistance Benefits.  Whether or not you choose to sign this agreement and accept the terms it contains or, having done so, exercise your rights to revoke your acceptance of these terms (described more fully in Paragraph 4(D), below), the following circumstances will apply:

(A)

By no later than the first Company pay date following the Resignation Date, the Company will pay you, subject to normal deductions for income and employment taxes, your regular base salary (together with any vacation that you have accrued but not used) through the Resignation Date;

(B)

You will retain all your vested rights, if any, as of the Resignation Date in the Company’s 401(k) plan and will receive all payments due you under the terms of that plan;

(C)

You will retain your right to payment of the fourth quarter installment of the fiscal 2006 current year bonus, the amount of which is not yet known, and payment of the amount, subject to normal deductions for income and employment tax withholding, will be made in a paycheck to be issued to you by the Company at the time that payments are made to the Company’s other executive officers.  Pursuant to the Company’s executive bonus arrangements, you forfeit all rights to any fiscal 2007 current year bonus and all rights to any long-term bonus not yet paid to you, including the fiscal 2006 payment under the long-term bonus arrangement;

(D)

You will retain your right to payment of commissions for July 2006, the amount of which is not yet known, and payment of the amount, subject to normal deductions for income and employment tax withholding, will be made in a paycheck to you by the Company on or about August 25, 2006.  You are not entitled to any commissions for sales after July 31, 2006;

Jeffrey Horn

August 1, 2006

(E)

You and the Company are currently parties to one or more stock option agreements (“Option Agreements”), and the Option Agreements, together with each of their associated stock option plans (“Stock Option Plans”), provide you with the option to purchase certain shares of Company stock pursuant to their terms.  If you do not sign this agreement or if, after signing it, you revoke your acceptance of it pursuant to Paragraph 4(D), below, your outstanding stock options under the Option Agreements and Stock Option Plans will remain exercisable following the Resignation Date as provided in the Option Agreements and Stock Option Plans governing any particular set of stock options.  However, as described in Paragraph 3, below, if you sign this agreement and do not exercise your rights to revoke it (pursuant to Paragraph 4(D), below), you will forfeit all of your stock options under the Option Agreements and Stock Option Plans.  In no case, may you both exercise your options under the Option Agreements and Stock Option Plans and be paid the separation payment described in Paragraph 2, below;

(F)

The Company will provide you with the right to participate, commencing September 1, 2006, at your own expense, in the Company’s group health insurance plan in accordance with the mandates of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); and

(G)

You must return to the Company all of its property and all of the property of its present and former officers, directors, stockholders, members, partners, agents, employees and customers which you possess or over which you have direct or indirect control, including, but not limited to, all monies, records, files, credit cards, keys, beepers, and electronically encoded information such as computer disks, etc., and all copies of such Company property (collectively, “Company Property”); provided you may retain the laptop computer you currently use if you first return it to the Company to be cleared of all Company information, files and other property in a manner satisfactory to the Company and you may retain your cellular phone if you remain responsible for all cellular charges after July 31, 2006.

(2)

Conditional Assistance Benefits. In consideration of your undertakings set forth in Paragraph 3, below, and conditioned upon (i) your acceptance of the terms contained in this agreement and (ii) your decision not to exercise your revocation rights (described in Paragraph 4(D), below), the Company will pay you, as a separation payment, a total of $42,469 in a lump sum in lieu of any salary after the Resignation Date.  This separation payment will be made to you by the Company no later than 10 business days following expiration of the Revocation Period (described below) and will be subject to normal deductions for income and employment tax withholding.

(3)

Your Undertakings.  In exchange for the benefits provided to you under Paragraph 2, above, you agree as follows:

Jeffrey Horn

August 1, 2006

(A)

You agree, on behalf of yourself, your heirs, successors and assigns, to release the Company, its affiliates and subsidiaries and their respective past and present officers, directors, stockholders, members, partners, agents and employees (“Released Parties”) from any claims arising on or before the date you sign this agreement.  This includes, but is not limited to, giving up any claims related in any way to your employment by the Company, the decision to terminate your employment, termination of our employment relationship, and wages and other remuneration, including, but not limited to, any current or former bonus or other incentive plans or programs offered by the Company, but does not include your compensation and other rights as set forth in this Agreement.  This release of claims includes any claims, whether they are presently known or unknown, or anticipated or unanticipated by you.  Because you are age 40 or older, your acceptance of this agreement also will release any and all claims under the federal Age Discrimination in Employment Act.  You should not construe this reference to age discrimination claims as in any way limiting the general and comprehensive nature of the release of claims provided under this Paragraph 3(A).  You agree to waive and give up any benefit conferred on you by any order or judgment issued in connection with any proceeding filed against the Released Parties regarding any claim released in this agreement;

(B)

You represent and warrant that as of the date of your signing of this agreement, you do not have within your possession or control any Company Property (defined above), except the computer and cellular phone referenced in Paragraph 1(G);

(C)

You agree that for 12 months following the Resignation Date, you will not directly or indirectly attempt to sell to any Restricted Customer (defined below) any goods, products or services of the type or substantially similar to the type sold by the Company during the 12 months prior to the Resignation Date.  The term “Restricted Customer” means any individual or entity (i) for whom/which the Company provided or licensed software, products or services and (ii) with whom/which you or the employees whom you directly supervised had direct contact on behalf of the Company, or about whom/which you acquired non-public information in connection with your employment by the Company, during the 12 months preceding the Resignation Date, including prospective Company customers;

(D)

You agree that for 18 months following the Resignation Date you will not directly or indirectly encourage any Company employee to terminate his/her employment with the Company or solicit such an individual for employment outside the Company in any manner which would end or diminish that employee’s services to the Company;

(E)

You agree not to engage at any time in any form of conduct or make any statements or representations, or direct any other person or entity to engage in any conduct or make any statements or representations, that disparage, criticize or otherwise impair the reputation of the Company or any of the Released Parties (defined above).  Nothing

Jeffrey Horn

August 1, 2006

contained in this Paragraph 3(F) shall preclude you from providing truthful testimony pursuant to subpoena or other legal process;

(F)

You agree until August 15, 2006, to make yourself reasonably available upon request from time to time to provide information and consult with the Company and otherwise assist with the transition of your responsibilities to other employees of the Company; and

(G)

You agree to forfeit all of your stock options under the Option Agreements and Stock Option Plans.  In no case, may you both exercise your options under the Option Agreements and Stock Option Plans and be paid the separation payment described in Paragraph 2.

(4)

Acceptance Procedures.  The Company wishes to ensure that you voluntarily agree to the terms contained in this agreement and do so only after you fully understand them.  Accordingly, the following procedures shall apply:

(A)

You agree and acknowledge that you have read this agreement, understand its contents, and may agree to the terms of this agreement by signing and dating it and returning the signed and dated agreement, via mail, overnight delivery or hand delivery, so that it is received by Mary Pierson, ARI Network Services, Inc., 11425 West Lake Park Drive, Suite 900, Milwaukee, Wisconsin, 53224, on or before 5:00 p.m. Central time on the 25th calendar date following your receipt of this agreement.  The sooner you sign and return this agreement to the Company, the sooner you will receive the benefits described in Paragraph 2, above;

(B)

You agree and acknowledge that you have been advised by the Company to consult with an attorney prior to signing this agreement;

(C)

You understand that this agreement, at Paragraph 3(A), above, includes a final general release, including a release of all claims under the Age Discrimination in Employment Act;

(D)

You understand that you have seven (7) calendar days after signing this agreement within which to revoke your acceptance of it (“Revocation Period”).  Such revocation will not be effective unless written notice of the revocation is, via mail, overnight delivery or hand delivery, directed to and received by Mary Pierson, ARI Network Services, Inc., 11425 West Lake Park Drive, Suite 900, Milwaukee, Wisconsin, 53224, on or before 5:00 p.m. Central time on the first work day following the end of the Revocation Period;

(E)

This agreement will not be binding or enforceable unless you have signed and delivered it as provided in Paragraph 4(A), above, and have chosen not to exercise your

Jeffrey Horn

August 1, 2006

revocation rights, as described in Paragraph 4(D), above.  If you give timely notice of your intention to revoke your acceptance of the terms set forth in this agreement, it shall become null and void, and all rights and claims of the parties which would have existed, but for the acceptance of this agreement’s terms, shall be restored; and

(F)

You represent and warrant to the Company that, in the event, you choose to accept the terms of this agreement by signing it, the date and time appearing above your name on the last page of this agreement shall be the actual date and time on which you have signed the agreement.

(5)

Miscellaneous.  Should you accept the terms of this agreement, its terms will be governed by the following:

(A)

This agreement constitutes the complete understanding between you and the Company concerning all matters affecting your employment with the Company and the separation thereof.  If you accept this agreement, it supersedes all prior agreements, understandings and practices concerning such matters, including, but not limited to, any Company personnel documents, handbooks, policies, incentive or bonus plans or programs (including any executive bonus arrangements), and any prior customs or practices of the Company; provided, however, that this Paragraph 5(A) does not apply to any confidentiality, non-competition or other restrictive covenant obligations that you owe to the Company (including the Confidentiality Agreement dated December 4, 2000) which shall survive and remain in full force and effect following the Resignation Date;

(B)

If any court of competent jurisdiction determines that any of the provisions of Paragraphs 3(D)-(E), above, are invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions of Paragraphs 3(D)-(E) or this agreement which shall remain valid, binding and enforceable and in full force and effect, and, to the extent allowed by law, such invalid or unenforceable provision shall be construed in a manner so as to give the maximum valid and enforceable effect to the intent of the parties expressed therein;

(C)

Nothing in the release contained in this agreement should be construed as an admission of wrongdoing or liability on the part of the Company.  The Company denies any liability to you;

(D)

This document and its interpretation shall be governed and construed in accordance with the laws of the State of Wisconsin and shall be binding upon the parties hereto and their respective successors and assigns;

(E)

In the event that you breach any provision of this agreement, you agree that the Company may suspend all additional payments under this agreement, recover any damages suffered as a result of such breach and recover from you any reasonable attorneys’

Jeffrey Horn

August 1, 2006

fees and costs it incurs as a result of your breach.  In addition, you agree that the Company may seek injunctive or other equitable relief as a result of a breach by you of any provisions of this agreement; and

(F)

You understand and acknowledge that pursuant to law, a copy of this agreement will be filed with the United States Securities and Exchange Commission (“SEC”) and that, as a result, the terms of this agreement will be public.

This agreement is intended to resolve all outstanding issues between you and the Company in a comprehensive manner.  Although the agreement contains language releasing the Company from claims, the Company maintains, and you understand and acknowledge that the Company maintains, that you have no such claims against the Company or any of the parties covered by the release contained in Paragraph 3(A), above.

Should you have any questions, please feel free to contact Mary Pierson.

Very truly yours,

ARI NETWORK SERVICES, INC.

By:

/s/ Brian E. Dearing

Brian E. Dearing

Chairman and Chief Executive Officer

I agree with and accept the terms contained in

this agreement and agree to be bound by them.

Dated this 1st day of August, 2006.

Time:  12:15 p.m.

/s/ Jeffrey Horn

Jeffrey Horn